Exhibit 99.1

Media Release

Design Group Americas to acquire CSS Industries, Inc.

Bringing together the global leader in gift packaging, with the home of creative crafts

Atlanta, GA – Jan. 20, 2020 – IG Design Group plc (“Design Group” or the “Group”) today announced that it has entered into a merger agreement pursuant to which it has agreed to acquire CSS Industries, Inc. (“CSS”) (NYSE:CSS), the US based designer and manufacturer of craft, seasonal and gift products.

Founded in 1923, CSS has a long-standing heritage, with a number of well-known brands within its portfolio, which date as far back as the mid 1800’s. As specialists in the creative development, manufacture and sale of its craft, seasonal and gift products, CSS has a substantial multi-channel distribution model serving a broad base of leading mass, specialty and online retailers and distributors, within the US and internationally.

Under the terms of the merger agreement, a US subsidiary of Design Group will commence a cash tender offer to purchase all of the outstanding shares of CSS common stock for $9.40 per share. The closing of the tender offer is subject to customary closing conditions, including the tender of at least fifty-one percent (51%) of the outstanding shares of CSS common stock. The merger agreement contemplates that Design Group, through its US subsidiary, will acquire any shares of CSS that are not tendered into the offer through a second-step merger, which will be completed as soon as practicable following the closing of the tender offer.

Both Design Group and CSS’ Board of Directors unanimously support the deal. It is expected that CSS will join Design Group during calendar Q1 2020 once the transaction has closed, doubling the size of Design Group Americas, the Group’s US business.

“We are delighted to have reached agreement to acquire CSS, and this is an extremely exciting time for Design Group Americas, our employees, customers and suppliers,” said CEO Gideon Schlessinger. “The addition of CSS brings further expansion for us into the seasonal, gift and craft markets. Combining our portfolios will offer retailers an even wider array of product and service selections. Coupled with shared world-class design, manufacturing and supply chain resources, Design Group’s acquisition of CSS will make us the preferred choice for customers and consumers both in the US and throughout the world.”

“We have known the team at Design Group for many years, and we believe that there is a strong cultural fit between the two organizations,” commented Christopher J. Munyan, CSS’ President and Chief Executive Officer. “CSS’ vision, values and culture are closely aligned with those of Design Group, including their focus on adding value for our customers through expanding into complementary categories.”

Until expected completion is announced during calendar Q1 2020, Design Group and CSS will continue to operate as two separate entities, serving their respective customer bases. Following completion, the two businesses will be brought together with new co-branding and harmonized go-to-market strategies, which will ensure continuity of high levels of customer service and a substantially broadened product offering.

Important Information for Investors and Stockholders

The tender offer described in this communication has not yet commenced. This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Design Group and its indirect wholly-owned subsidiary,(the “Merger Sub”) intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and CSS intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Design Group, Merger Sub and CSS intend to mail these documents to the CSS common stockholders. Investors and shareholders should read those filings carefully when they become available as they will contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov and at Design Group’s website at www.thedesigngroup.com (when available). The offer to purchase and related materials may also be obtained (when available) for free by contacting MacKenzie Partners, the information agent for the tender offer, at 1407 Broadway, 27th Floor, New York, New York 10018 or tenderoffer@mackenziepartners.com.

Cautionary Statement Regarding Forward-Looking Statements

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication, including statements regarding the proposed transaction between Design Group and CSS, Design Group’s and CSS’ financial estimates and/or business prospects, the combined company’s plans, objectives, expectations and intentions, the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, expected synergies, as well as the expected timing and benefits of the transaction, may contain words such as “expects,” “may,” “potential,” “upside,” “approximately,” “project,” “would,” “could,” “should,” “will,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “plans,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Design Group’s current expectations, estimates, forecasts and projections about the proposed transaction and the operating environment, economies and markets in which Design Group and CSS operate, are subject to important risks and uncertainties that are difficult to predict and the actual outcome may be materially different. These statements reflect beliefs and assumptions that are based on Design Group’s and CSS’ perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. In making these statements, Design Group and CSS have made assumptions with respect to the ability of Design Group and CSS to achieve expected synergies and the timing of same, the ability of Design Group and CSS to predict and adapt to changing customer requirements, preferences and spending patterns, the ability of Design Group and CSS to protect their intellectual property, future capital expenditures, including the amount and nature thereof, business strategy and outlook, expansion and growth of business and operations, credit risks, anticipated acquisitions, future results for Design Group being similar to historical results, expectations related to future general economic and market conditions and other matters. Design Group’s and CSS’ beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. Design Group’s beliefs and assumptions may prove to be inaccurate and consequently Design Group’s actual results could differ materially from the expectations set out herein.

About IG Design Group plc

IG Design Group plc, the largest consumer gift packaging business in the world, is a designer, innovator and manufacturer of products that help people celebrate life's special occasions. Design Group works with more than 11,000 customers in over 80 countries throughout the UK, Europe, Australia and the USA. Its products are found in over 210,000 retail outlets, including several of the world's biggest retailers, for example Walmart, Target, Amazon, Costco, Lidl and Aldi. Its brand, Tom Smith, also holds the Royal Warrant for the supply of Christmas crackers and Christmas wrapping paper to the Royal family. Design Group is a diverse business operating across multiple regions, categories, seasons and brands. Its four major product categories are: Celebrations, Stationery and Creative Play, Gifting, and Not-for-resale consumables. It offers customers a full end-to-end service from design through to distribution, offering both branded and bespoke products from the value-focused through to the higher-margin ends of the market. The acquisition of Impact Innovations Inc. has significantly increased the scale of the Group and added to the Celebrations category with seasonal home décor product range providing a further opportunity for growth. The Company was admitted to the Alternative Investment Market of the London Stock Exchange in 1995 under the name 'International Greetings plc' and rebranded to IG Design Group plc in 2016. For further information please visit www.thedesigngroup.com.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, needle arts and kids’ crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

For more information:

Media:

Gideon Schlessinger, CEO DG Americas - gschlessinger@igdesigngroup-americas.com

John Dammermann, Executive Chairman DG Americas - jd@igdesigngroup-americas.com